THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt about the contents of this document, you should immediately consult an appropriately authorised independent financial adviser in your jurisdiction.

If you have sold or otherwise transferred all of your shares in Velti plc (the Company), please send this document, together with the accompanying form of proxy, immediately to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for forwarding to the purchaser or transferee. However, these documents should not be sent or forwarded into any jurisdiction in which such act would constitute a violation of the relevant laws of such jurisdiction.

If you have sold or transferred some only of your shares in the Company, you should retain these documents and consult the stockbroker, bank or other agent through whom the sale or transfer was effected.

VELTI plc

(Incorporated in Jersey with registered number 103899)
NOTICE OF 2011 ANNUAL GENERAL MEETING
AND
ACCOMPANYING NOTES

A notice convening the 2011 annual general meeting of the Company, to be held at the offices of Mason, Hayes + Curran, South Bank House, Barrow Street, Dublin 4, Ireland, on 26 July 2011 at 3pm (Dublin time), is set out at the end of this document.

A form of proxy for use at the meeting is enclosed with this document and should be completed, signed and returned in accordance with the instructions thereon as soon as possible but in any event so as to be received by the Company's registrars, Computershare Investor Services (Jersey) Limited, c/o Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE, United Kingdom by not later than 3pm (Dublin time) on 24 July 2011. The completion and return of a form of proxy will not preclude you from attending and voting in person at the annual general meeting should you wish to do so.

If you hold beneficial interests in shares in the Company in the Depositary Trust Company (DTC) system, a separate instruction card will be sent to you so that you may give voting instructions to your broker or nominee in respect of the shares related to your beneficial interests.

LETTER FROM THE CHAIRMAN

VELTI plc

(Incorporated in Jersey with registered number 103899)

Directors	Head office
David W Mann (non-executive chairman)	First Floor
Alex Moukas (chief executive officer)	28-32 Pembroke Street Upper
Chris Kaskavelis (chief operating officer)	Dublin 2
Nicholas P Negroponte (non-executive director)	Republic of Ireland
David C D Hobley (non-executive director)
Jerry Goldstein (non-executive director)
Registered Office
22 Grenville Street
St Helier
Jersey JE4 8PX
Republic of Ireland
Channel Islands
17 June 2011
Dear shareholder
NOTICE OF 2011 ANNUAL GENERAL MEETING

I am pleased to be writing to you with details of our 2011 annual general meeting (AGM) which we are holding at the offices of Mason, Hayes + Curran, South Bank House, Barrow Street, Dublin 4, Ireland on 26 July 2011 at 3pm (Dublin time).
The formal notice of the AGM is set out on pages 4 to 7 of this document. Explanatory notes on each resolution to be considered at the AGM appear on pages 8 to 9 of this document.
Our 2010 annual report is enclosed for those shareholders who have elected to receive it in hard copy form. Our 2010 annual report, the notice of the AGM and form of proxy are also published on our website www.velti.com.
If you would like to vote on the resolutions to be considered at the AGM but are unable to attend the AGM, please fill in the form of proxy sent to you with this notice and return it to our registrars as soon as possible. They must receive it by 3pm (Dublin time) on 24 July 2011. CREST members may also choose to utilise the CREST electronic proxy appointment service in accordance with the procedures set out in the notes to the notice convening the AGM.
If you are a registered holder of our shares on our US branch register (the US Register Shares) as at 11:59pm EST on 13 June, 2011 (the US Specified Time), you will receive a US proxy voting card. If you become a registered holder of US Register Shares subsequent to the US Specified Time but before 3pm (Dublin time) on 24 July 2011, you may request a US proxy voting card from us.
For those who are a registered US holder of US Register Shares and have thus received a US proxy card, all votes must be received in accordance with the instructions on the US proxy card by no later than 3.00pm (Dublin time) on 24 July 2011 (or 48 hours preceding the date and time for any adjourned meeting).
If you hold beneficial interests in our shares held by Cede & Co., as nominee for the DTC (the DTC Shares) as at the US Specified Time, you will receive a separate voting instruction card from your broker or nominee through whom you hold your beneficial interests in the DTC Shares. If you did not hold beneficial interests in the DTC Shares as at the US Specified Time, you will not be entitled to give voting instructions in respect of your beneficial interests. For those who hold beneficial interest in the DTC Shares, you must follow any procedures or directions prescribed by your broker or nominee for the purposes of submitting your voting instructions, otherwise your voting instructions may not be accepted by your broker or nominee. Your broker or nominee will submit your voting instructions according to your completed voting instruction card, and Cede & Co., the registered holder of the DTC Shares, or its appointed proxy, will vote the DTC Shares according to such voting instructions. Your voting instructions must be received by your broker or nominee in accordance with your voting instruction card by no later than 11:59pm EST on 18 July 2011.
We are also requesting your consent to us supplying documents and information to you by making them available on our website. If you wish to continue to receive documents and information in hard copy form, you must follow the procedures set out in Appendix A to this letter. If you do not follow such instructions to make your election by 5pm on 15 July 2011 you will be deemed to have agreed that documents and information (other than notices of general meetings and proxy forms) may be supplied to you by being made available on our website.
The board considers that all of the resolutions to be put to the AGM are in the best interests of the Company and its shareholders as a whole. Your board will be voting in favour of them and unanimously recommends that you do so as well.
Yours faithfully
David W Mann
Chairman

Appendix A
Information Regarding Electronic Communications From the Company
Under the Company's articles of association, the Company may supply documents and information by making such materials available on our website to shareholders who have agreed that we may do so. The board believes that using electronic communications will save costs associated with administration, printing and postage. It will also allow the Company to supply documents and information to our shareholders more quickly and in a convenient form. The reduced use of paper and energy will also have a beneficial effect on the environment.
We are requesting your consent to the Company supplying documents and information to you by making them available on the Company's website, provided that we will continue to send you by post a notice of availability of such materials which will include the place on our website where materials may be accessed.

•
If you are a registered holder of our certificated or uncertificated shares on the Company's register of members maintained in Jersey and wish to continue to receive documents in hard copy form, please make a request in writing to the Company's registrars, Computershare Investor Services (Jersey) Limited, c/o Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE, United Kingdom.

•
If you are a registered holder of certificated shares on the Company's US branch register and wish to continue to receive documents in hard copy form, please make a request either by e-mail or in writing, to Sally J. Rau, Chief Administrative Officer and General Counsel, at srau@velti.com, 150 California Street, San Francisco, CA 94111.

•
If you hold beneficial interests in our shares held by Cede & Co., as nominee for the DTC (commonly known in the US as ''in street name''), and you wish to continue to receive documents in hard copy form, please follow your broker's or nominee's established procedures regarding your request.

If the Company does not receive a request from you to continue to supply documents and information to you in hard copy form by 5pm on 15 July 2011 in accordance with the instructions above, then you will be deemed to have agreed that the Company may supply documents and information to you by making them available on our website. You will, however, continue to receive notices of meetings and forms of proxy in hard copy form in accordance with Jersey law, and may revoke your deemed agreement at any time by notifying us in writing.
If you request to continue to receive documents and information in hard copy form, you must provide an address in Jersey, the United Kingdom, the Republic of Ireland or the USA for this purpose. Under the Company's articles of association, the Company is not required to send documents and information in hard copy form to any shareholder at an address in any other country.

VELTI plc
(Incorporated in Jersey with registered number 103899)
(the Company)
NOTICE OF 2011 ANNUAL GENERAL MEETING
NOTICE IS HEREBY GIVEN that the 2011 annual general meeting of the Company (AGM) will be held at the offices of Mason, Hayes + Curran, South Bank House, Barrow Street, Dublin 4, Ireland on 26 July 2011 at 3pm (Dublin time) for the purposes of considering and, if thought fit, passing the following resolutions, of which resolutions 1 to 6 will be proposed as ordinary resolutions and resolution 7 will be proposed as a special resolution.

ORDINARY RESOLUTIONS
Reports and accounts

1.	To receive the Company's accounts for the year ended 31 December 2010 together with the auditors' report on those accounts.
Re-election of directors

2.	To re-elect Chris Kaskavelis as a director of the Company.

3.	To re-elect David C D Hobley as a director of the Company.
Auditors

4.
To re-appoint Baker Tilly Virchow Krause, LLP as auditors of the Company to hold office from the conclusion of the meeting until the conclusion of the annual general meeting of the Company to be held in 2012.

5.	To authorise the board to determine the remuneration of the auditors.
Amendments to the Velti plc 2009 US non-employee share incentive plan

6.
To approve the proposed amendments to the Velti plc 2009 US non-employee share incentive plan in the form produced to the meeting and initialled by the chairman of the meeting for the purposes of identification and to authorise the directors to do all such things as may be necessary to carry the same into effect.

SPECIAL RESOLUTION
Adoption of new articles of association

7.
To adopt new articles of association for the Company in the form produced to the meeting and initialled by the chairman of the meeting for the purposes of identification in substitution for, and to replace, the existing articles of association of the Company.

Registered office:	By the order of the board
22 Grenville Street	Sally J Rau
St Helier	Secretary
Channel Islands

17 June 2011

Explanatory notes

1.
It is proposed that all substantive resolutions at the AGM will be decided by a poll. The Company believes that this is a more transparent and equitable method of voting as shareholder votes are to be counted according to the number of shares held ensuring an exact and definitive result. It is intended that, in accordance with article 104 of the Company's articles of association, the chairman of the AGM will demand a poll on each of the substantive resolutions at the beginning of the AGM. Any procedural resolutions will be decided on a show of hands unless a poll is demanded.

2.
The Company, pursuant to the Companies (Uncertificated Securities) (Jersey) Order 1999, specifies that only those persons entered on the register of members of the Company as at 6.00pm (Dublin time) on 24 July 2011 (the Specified Time) shall be entitled to attend or vote at the AGM in respect of the number of shares registered in their name at that time. Changes to entries on the register of members after the Specified Time shall be disregarded in determining the rights of any person to attend or vote at the AGM. If the AGM is adjourned to a time not more than 48 hours after the Specified Time applicable to the original meeting, the Specified Time will also apply for the purposes of determining the entitlement of shareholders to attend and vote (and for the purposes of determining the number of votes they may cast) at the adjourned meting. If however, the AGM is adjourned for a longer period then, to be so entitled, shareholders must be entered on the Company's register of members as at the time which is 48 hours before the time fixed for the adjourned meeting.

3.
If you are a registered holder of our shares on our US branch register (the US Register Shares) as at 11:59pm EST on 13 June, 2011 (the US Specified Time), you will receive a US proxy voting card. If you become a registered holder of US Register Shares subsequent to the US Specified Time but before 3pm (Dublin time) on 24 July 2011, you may request a US proxy voting card from us.

For those who are a registered US holder of US Register Shares and have thus received a US proxy card, all votes must be received in accordance with the instructions on the US proxy card by no later than 3.00pm (Dublin time) on 24 July 2011 (or 48 hours preceding the date and time for any adjourned meeting).
If you hold beneficial interests in our shares held by Cede & Co., as nominee for the DTC (the DTC Shares) as at the US Specified Time, you will receive a separate voting instruction card from your broker or nominee through whom you hold your beneficial interests in the DTC Shares. If you did not hold beneficial interests in the DTC Shares as at the US Specified Time, you will not be entitled to give voting instructions in respect of your beneficial interests. For those who hold beneficial interest in the DTC Shares, you must follow any procedures or directions prescribed by your broker or nominee for the purposes of submitting your voting instructions, otherwise your voting instructions may not be accepted by your broker or nominee. Your broker or nominee will submit your voting instructions according to your completed voting instruction card, and Cede & Co., the registered holder of the DTC Shares, or its appointed proxy, will vote the DTC Shares according to such voting instructions. Your voting instructions must be received by your broker or nominee in accordance with your voting instruction card by no later than 11:59pm EST on 18 July 2011.

4.
Shareholders are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the AGM. A shareholder may appoint more than one proxy in relation to the AGM provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder. A proxy need not be a shareholder of the Company. The form of proxy, which must be used to make such appointment and give proxy instructions, accompanies this notice. To be valid the form of proxy must be received by post or (during normal business hours only) by hand by our registrars, Computershare Investor Services Jersey) Limited, c/o Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE, United Kingdom, by no later than 3.00pm (Dublin time) on 24 July 2011 (or 48 hours preceding the date and time for any adjourned meeting).

5.	In the case of a shareholder which is a body corporate, the form of proxy must be executed under its common seal or signed on its behalf by an officer, attorney or other person authorised to sign it.

6.	Any power of attorney or any other authority under which the form of proxy is signed (or a duly certified copy of such power or authority) must be included with the form of proxy.

7.
The return of a completed form of proxy, or any CREST Proxy Instruction (as described in paragraph 10 below) will not prevent a shareholder attending the AGM and voting in person if the shareholder wishes to do so.

8.
In the case of joint shareholders, the vote of the first named in the register of members of the Company who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of other joint holders.

9.
CREST members may elect to utilise the CREST electronic proxy appointment service. CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so by using the procedures described in the CREST Manual. CREST personal members or other CREST sponsored members, and those CREST members who have appointed a service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

10.
In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a CREST Proxy Instruction) must be properly authenticated in accordance with Euroclear UK & Ireland Limited's specifications, and must contain the information required for such instruction, as described in the CREST Manual (available via www.euroclear.com/CREST). The message, regardless of whether it constitutes the appointment of a proxy or is an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by the issuer's agent, Computershare Investor Services PLC (ID 3RA50), by 3.00pm (Dublin time) on 24 July 2011. For this purpose, the time of receipt will be taken to be the time (as determined by the time stamp applied to the message by the CREST Application Host) from which the issuer's agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time no message received through the CREST network will be accepted and any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

11.
CREST members and, where applicable, their CREST sponsors, or voting service providers should note that Euroclear UK & Ireland Limited does not make available special procedures in CREST for any particular message. Normal system timings and limitations will, therefore, apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member, or sponsored member, or has appointed a voting service provider, to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting system providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

12.	The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Article 34 of the Companies (Uncertified Securities) (Jersey) Order 1999.

13.
When two or more valid but differing proxy appointments are delivered or received in respect of the same share for use at the same meeting or poll, the one which is last delivered or received (regardless of its date or of the date of its signature) shall be treated as replacing and revoking the others as regards that share. If the Company is unable to determine which was last delivered or received, none of them shall be treated as valid in respect of that share.

14.
A shareholder which is a body corporate and which wishes to be represented at the AGM by a person with authority to speak and vote (a corporate representative) must appoint such a person by resolution of its directors or other governing body. A corporate representative has the same powers on behalf of the body corporate he/she represents as that body corporate could exercise if it were an individual shareholder of the Company. Under Jersey law it is not possible for a body corporate to appoint more than one corporate representative.

15.
A copy of this notice, the Velti plc 2009 US non-employee share incentive plan (highlighting the proposed amendments) and the new articles of association of the Company (highlighting the proposed amendments) can be found at www.velti.com and will be available for inspection at the registered office of the Company from the date of this notice until the date of the AGM and at the AGM itself.

NOTICE OF 2011 ANNUAL GENERAL MEETING
EXPLANATORY NOTES ON THE BUSINESS OF THE AGM
The background to the business of the AGM set out above is as follows.
Resolution 1-reports and accounts

1.	The directors are required to present to the AGM the Company's accounts for the year ended 31 December 2010 together with the auditors' report on those accounts. This resolution is advisory only.
Resolutions 2 and 3-re-election of directors

2.
The Company's articles of association require one third of the directors to retire at each annual general meeting of the Company. The biographical details of the directors standing for re-election are set out below.

Chris Kaskavelis is one of the Company's co-founders and has been the Company's chief operating officer and a director since the Company's inception in 2000. In 1996, he started a division of TCA Software, a privately held enterprise software company based in Boston, Massachusetts.Dr. Kaskavelis serves as a director for several privately held companies. He holds a B.S. in Electrical Engineering and a B.A. in Business Economics from Brown University. Dr. Kaskavelis also holds an M.S. in Manufacturing Engineering and a Ph.D. in Supply Chain Management from Boston University.
David C. D. Hobley has been a member of the Company's board of directors since 2006. Mr. Hobley has served for more than 35 years in investment banking firms, having previously been with Deloitte and Touche LLP and Coopers and Lybrand (now PricewaterhouseCoopers). He was first with SG Warburg & Co. in London from 1972 to 1997, and was with Deutsche Bank AG in London from 1998 until May 2011 where he served as a senior advisor to Global Banking. He was an independent director and chairman of the audit committee of Orange S.A., a subsidiary of France Telecom, from 2003 to 2007 and remains on the boards of several France Telecom/Orange- related companies. He serves as a director for Sonaecom S.A. a publicly traded Portuguese telecommunications company, and several privately held companies. Mr. Hobley is a Fellow of the Institute of Chartered Accountants in England and Wales.
Resolutions 4 and 5-auditors

3.	Resolution 4 approves the re-appointment of Baker Tilly Virchow Krause, LLP as auditors of the Company until the conclusion of the next annual general meeting of the Company.

4.	Resolution 5 authorises the board to determine the remuneration of the auditors.
Resolution 6-amendments to the Velti plc 2009 US non-employee share incentive plan (the US Non-Employee Plan)

5.
The rules of the Company's share plans (including the US Non-Employee Plan) are each subject to an overall limit on the number of shares over which awards may be made. Currently, the Company may only grant awards over such number of shares as, when added to the number of shares over which existing awards have been granted in the previous three years under all share plans adopted by the Company, represents 15% of the ordinary share capital of the Company in issue immediately prior to that day (the Global Limit).

6.
In addition to the Global Limit, the US Non-Employee Plan contains a specific limit on the number of ordinary shares available for issuance under it (the US Non-Employee Plan Specific Limit). Resolution 6 amends the rules of the US Non-Employee Plan to increase the US Non-Employee Plan Specific Limit from 500,000 shares to 750,000 shares in aggregate, with such shares subject to adjustments as described in the US Non-Employee Plan.

Resolution 7-adoption of new articles of association for the Company

7.
Resolution 7 proposes certain amendments to the Company's articles of association. The amendments will be made by the Company adopting new articles of association. The proposed amendments are as follows.

8.
AIM provisions: the Company's shares were de-listed from the Alternative Investment Market of the London Stock Exchange (AIM) on 3 May 2011. Consequently, certain provisions and references to AIM in the Company's articles of association (including articles 74 to 79 which required the Company and shareholders to comply with the disclosure requirements of Chapter 5 of the UK Disclosure and Transparency Rules for so long as the Company's shares were admitted to trading on AIM) no longer apply, so it is proposed that they be deleted.

9.	Additional proxy provisions: the Company proposes to include new provisions that are intended to better facilitate proxy voting by holders of beneficial interests in shares in the DTC system.

10.
Non-executive directors' fees: article 165 of the Company's articles of association provides that the non-executive directors are entitled to receive fees in an aggregate amount of up to £250,000 per annum or such other sum as the Company may determine.

The Company has reviewed the provisions of article 165 and noted that limitations of this type are not customary for companies listed on the Nasdaq Stock Market. Accordingly, the Company proposes to amend article 165 of the articles of association such that the board has the power to determine the level of fees payable to directors.

11.	The amendments proposed to be made to the Company articles of association are shown in the marked version of the new articles of association available on the Company's website at www.velti.com.